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================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                        COLUMBUS ACQUISITION CORPORATION
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    198851107
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_|   Rule 13d-1(b)
          |X|   Rule 13d-1(c)
          |_|   Rule 13d-1(d)

                                   ----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES ).

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

================================================================================

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CUSIP No. 198851107                   13G

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Old Lane Hedge Fund GP, LLC
    56-2554705

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        1,000,000
     EACH      -----------------------------------------------------------------
   REPORTING   7   SOLE DISPOSITIVE POWER
    PERSON
     WITH          0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

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CUSIP No. 198851107                   13G

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Old Lane Partners, LP
    86-1153485

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         1,000,000
    EACH       -----------------------------------------------------------------
  REPORTING    7   SOLE DISPOSITIVE POWER
   PERSON
    WITH           0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP No. 198851107                   13G

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Old Lane, LP
    33-1117275

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        1,000,000
     EACH      -----------------------------------------------------------------
   REPORTING   7   SOLE DISPOSITIVE POWER
    PERSON
     WITH          0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP No. 198851107                   13G

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Old Lane Partners GP, LLC
    86-1153482
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        1,000,000
     EACH      -----------------------------------------------------------------
   REPORTING   7   SOLE DISPOSITIVE POWER
    PERSON
     WITH          0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

CUSIP No. 198851107                   13G

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Old Lane Holdings, LP
    86-1153481
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        1,000,000
     EACH      -----------------------------------------------------------------
   REPORTING   7   SOLE DISPOSITIVE POWER
    PERSON
     WITH          0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP No. 198851107                   13G

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Old Lane Holdings GP, LLC
    56-2584526
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        1,000,000
     EACH      -----------------------------------------------------------------
   REPORTING   7   SOLE DISPOSITIVE POWER
    PERSON
     WITH          0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

     Columbus Acquisition Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     153 E. 53rd St,
     58TH fl. NY NY 10022

ITEM 2(a). NAME OF PERSON FILING:

In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this filing reflects securities beneficially owned by Old Lane, LP ("Old Lane"), a separate business of Citigroup Inc. (together with its subsidiaries and affiliates, "Citigroup") that is part of Citigroup Alternative Investments LLC. Citigroup, its executive officers and directors and its direct and indirect subsidiaries, excluding Old Lane, may beneficially own securities of the company, and such securities are not reported in this filing. Old Lane disclaims beneficial ownership of securities beneficially owned by Citigroup, excluding Old Lane, and Citigroup (other than Old Lane) disclaims beneficial ownership of the securities reported herein.

     See Item 2(b) below.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     (1)  Old Lane Hedge Fund GP, LLC
          500 Park Avenue, 2 nd Floor
          New York, New York 10022

     (2)  Old Lane Partners, LP
          500 Park Avenue, 2 nd Floor
          New York, New York 10022

     (3)  Old Lane, LP
          500 Park Avenue, 2 nd Floor
          New York, New York 10022

     (4)  Old Lane Partners GP, LLC
          500 Park Avenue, 2 nd Floor
          New York, New York 10022

     (5)  Old Lane Holdings, LP
          500 Park Avenue, 2 nd Floor
          New York, New York 10022

     (6)  Old Lane Holdings GP, LLC
          500 Park Avenue, 2 nd Floor
          New York, New York 10022

ITEM 2(c). CITIZENSHIP:

     See Item 4 on Cover Pages to this Schedule 13G.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, No Par Value

ITEM 2(e). CUSIP NUMBER:

     198851107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b)  |_|  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) |_| An investment adviser in accordance with Section240.13d -1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Section240.13d -1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Section240.13d -1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_|  Group, in accordance with Section240.13d -1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (A)  AMOUNT BENEFICIALLY OWNED:

          See Item 9 on Cover Pages to this Schedule 13G.

          Old Lane Partners, LP may be deemed to indirectly beneficially own 1,000,000 shares of the reported securities by virtue of its direct interest in Old Lane Hedge Fund GP LLC.


          Old Lane, LP may be deemed to have beneficial ownership of the 1,000,000 shares of the reported securities indirectly beneficially owned by Old Lane Hedge Fund GP, LLC.

          Old Lane Partners GP, LLC and Old Lane Holdings, LP may each be deemed to indirectly beneficially own 1,000,000 shares of the reported securities by virtue of their direct interest in Old Lane Partners, LP.

          Old Lane Holdings GP, LLC may be deemed to indirectly beneficially own 1,000,000 shares of the reported securities by virtue of its direct interest in Old Lane Holdings, LP.

          Each of Old Lane Hedge Fund GP, LLC, Old Lane Partners, LP, Old Lane, LP, Old Lane Partners GP, LLC, Old Lane Holdings, LP and Old Lane Holdings GP, LLC disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests in them.

     (B)  PERCENT OF CLASS:

          See Item 11 on Cover Pages to this Schedule 13G.

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               See Item 5 on Cover Pages to this Schedule 13G.

          (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               See Item 6 on Cover Pages to this Schedule 13G.

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               See Item 7 on Cover Pages to this Schedule 13G.

          (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               See Item 8 on Cover Pages to this Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 16, 2008

OLD LANE HEDGE FUND GP, LLC


By:    /s/ Jonathan Barton
       -------------------
Name:  Jonathan Barton
Title: Managing Director

OLD LANE PARTNERS, LP

By: Old Lane Partners GP, LLC, its general partner


By:    /s/ Jonathan Barton
       -------------------
Name:  Jonathan Barton
Title: Managing Director

OLD LANE, LP


By:    /s/ Jonathan Barton
       -------------------
Name:  Jonathan Barton
Title: Managing Director

OLD LANE PARTNERS GP, LLC


By:    /s/ Jonathan Barton
       -------------------
Name:  Jonathan Barton
Title: Managing Director

OLD LANE HOLDINGS, LP

By: Old Lane Holdings, GP, LLC, its general partner


By:    /s/ Jonathan Barton
       -------------------
Name:  Jonathan Barton
Title: Managing Director

OLD LANE HOLDINGS GP, LLC

Name:  Jonathan Barton
Title: Managing Director


By:    /s/ Jonathan Barton
       -------------------
Name:  Jonathan Barton
Title: Managing Director